SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 SCHEDULE 13G/A

                               (Amendment No. 1)

                             Auto Data Network, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.001 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    05270Q104
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                December 31, 2005
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


                  [ ]  RULE 13d-1(b)
                  [X] RULE 13d-1(c)
                  [ ] RULE 13d-1(d)

CUSIP No. 05270Q104                                                  Page 2 of 9


________________________________________________________________________________
1.   NAME AND I.R.S IDENTIFICATION NO.OF REPORTING PERSONS

     Wynnefield Partners Small Cap Value, L.P. 13-3688497
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           941,800 Shares
BENEFICIALLY   _________________________________________________________________
  OWNED BY     6.   SHARED VOTING POWER
    EACH       _________________________________________________________________
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON           941,800 Shares
   WITH        _________________________________________________________________
               8.   SHARED DISPOSITIVE POWER

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     941,800 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

     [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     3.1% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

CUSIP No. 05270Q104                                                  Page 3 of 9

________________________________________________________________________________
1.   NAME AND I.R.S IDENTIFICATION NO.OF REPORTING PERSONS

     Wynnefield Partners Small Cap Value, L.P. I      13-3953291
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           1,308,700 Shares
BENEFICIALLY   _________________________________________________________________
  OWNED BY     6.   SHARED VOTING POWER
    EACH       _________________________________________________________________
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON           1,308,700 Shares
   WITH        _________________________________________________________________
               8.   SHARED DISPOSITIVE POWER

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,308,700 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

     [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     4.3% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

CUSIP No. 05270Q104                                                  Page 4 of 9

________________________________________________________________________________
1.   NAME AND I.R.S IDENTIFICATION NO.OF REPORTING PERSONS

     Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           1,201,300 Shares
BENEFICIALLY   _________________________________________________________________
  OWNED BY     6.   SHARED VOTING POWER
    EACH       _________________________________________________________________
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON           1,201,300 Shares
   WITH        _________________________________________________________________
               8.   SHARED DISPOSITIVE POWER

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,201,300 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

     [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     3.9% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No. 05270Q104                                                  Page 5 of 9

________________________________________________________________________________
1.   NAME AND I.R.S IDENTIFICATION NO.OF REPORTING PERSONS

     Wynnefield Capital Management, LLC  13-4018186
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           2,250,500 Shares (1)
BENEFICIALLY   _________________________________________________________________
  OWNED BY     6.   SHARED VOTING POWER
    EACH       _________________________________________________________________
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON           2,250,500 Shares (1)
   WITH        _________________________________________________________________
               8.   SHARED DISPOSITIVE POWER

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,250,500 Shares (1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

     [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     7.3% of Common Stock (1)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO (Limited Liability Company)


(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP No. 05270Q104                                                  Page 6 of 9

________________________________________________________________________________
1.   NAME AND I.R.S IDENTIFICATION NO.OF REPORTING PERSONS

     Wynnefield Capital, Inc. (No IRS Identification No.)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           1,201,300 Shares (1)
BENEFICIALLY   _________________________________________________________________
  OWNED BY     6.   SHARED VOTING POWER
    EACH       _________________________________________________________________
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON           1,201,300 Shares (1)
   WITH        _________________________________________________________________
               8.   SHARED DISPOSITIVE POWER

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,201,300 Shares (1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

     [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     3.9% of Common Stock (1)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO


(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

ITEM 1(a).  Name of Issuer:
         Auto Data Network, Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

         5 Century Place, Lamberts Road, Turnbridge Wells, Kent, United Kingdom
         ---------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:

         Wynnefield Partners Small Cap Value, L.P. ("Partners")
         -------------------------------------------------------------------
         Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
         -------------------------------------------------------------------
         Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")
         -------------------------------------------------------------------
         Wynnefield Capital Management, LLC ("WCM")
         -------------------------------------------------------------------
         Wynnefield Capital, Inc. ("WCI")
         -------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:

         450 Seventh Avenue, Suite 509, New York, New York 10123
         -------------------------------------------------------------------

ITEM 2(c).  Citizenship:

         Partners and  Partners I  are Delaware Limited Partnerships
         -------------------------------------------------------------------
         Fund and WCI are Cayman Islands Companies
         -------------------------------------------------------------------
         WCM is a New York Limited Liability Company
         -------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:

         Common Stock, $.001 Par Value Per Share
         -------------------------------------------------------------------

ITEM 2(e).  CUSIP Number: 05270Q104

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:

         None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:

(a)  Amount beneficially owned by all reporting persons: 3,451,800 Shares
(b)  Percent of class: 11.3 % of Common Stock
(c)  Number of shares as to which the reporting persons have:
        (i)   sole power to vote or to direct the vote:
                3,451,800 Shares

        (ii)  shared power to vote or to direct the vote
        (iii) sole power to dispose or to direct the disposition:
                  3,451,800  Shares
        (iv)  shared power to dispose or to direct the disposition

ITEM 5.  Ownership of five percent or less of a class.

         Not applicable.

ITEM 6. Ownership of more than five percent on behalf of another person.

         Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

         Not applicable.

ITEM 8.  Identification and classification of members of the group.

         None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9.  Notice of dissolution of group.

         Not applicable.

ITEM     10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated:   February 13, 2006

                            WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                            By: Wynnefield Capital Management, LLC,
                                General Partner

                                By:   /s/ Nelson Obus
                                    --------------------------------------------
                                    Nelson Obus, Managing Member

                            WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                            By: Wynnefield Capital Management, LLC,
                                General Partner

                                By:   /s/ Nelson Obus
                                    --------------------------------------------
                                    Nelson Obus, Managing Member

                            WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                            By: Wynnefield Capital, Inc.

                                By:   /s/ Nelson Obus
                                    --------------------------------------------
                                    Nelson Obus, President

                            WYNNEFIELD CAPITAL MANAGEMENT, LLC

                            By:   /s/ Nelson Obus
                                ------------------------------------------------
                                Nelson Obus, Managing Member

                            WYNNEFIELD CAPITAL, INC.

                            By:   /s/ Nelson Obus
                                ------------------------------------------------
                                Nelson Obus, President